EXHIBIT 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-040

FOR IMMEDIATE RELEASE:		April 23, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

➢	14.5% REVENUE GROWTH
➢	INCREASED PROFITABILITY
➢	COMPLIANCE WITH NYSE MKT LLC
➢	AMENDMENT TO ASSET PURCHASE AGREEMENT WITH RFFG OF CLEVELAND LLC
➢	SETTLEMENT AGREEMENT AND RELEASE WITH BWC

General Employment Enterprises, Inc. (the “Company”) (NYSE MKT: JOB) today announced the financial results for the first quarter ended, December 31, 2012 and several other events.

Net revenues for the first quarter ended December 31, 2012, increased over 14.5% to approximately $14.6 million, compared to approximately $12.8 million for the same period in the prior year.  The increase in revenue was due to a significant increase in revenue from contract services and direct hire placements, which was partially offset by the loss of a major customer in the Agriculture division.  The increase in contract services was attributable to Hurricane Sandy cleanup efforts, the opening of a new office and growing our customer base.

Cost of contract services for the first quarter ended December 31, 2012 increased by approximately 12% to approximately $10.4 million compared with the prior period of approximately $9.3 million.  The overall increase in cost of contract services was directly related to the increase in revenue. The decrease of approximately 1.6% of cost of contract services as a percentage of contract services revenue was related to the increase in Professional Contract services and the decrease in the agricultural business, the amount was slightly off-set by an increase of Industrial Contract services to one customer that has a lower than average margin.

With the filing of the financial statements for the first quarter ended December 31, 2012 on form 10-Q, the Company received notice from the NYSE MKT LLC (“NYSE MKT” or the “Exchange”) staff stating that the Company has resolved the continued listing deficiency with respect to Sections 134 and 1101 of the NYSE MKT Company Guide referenced in a the Exchange’s letter dated February 21, 2013.

On April 22, 2013 the Company finalized an Amendment to the Asset Purchase Agreement by and among DMCC Staffing, LLC, an Ohio limited liability company, RFFG of Cleveland, LLC an Ohio limited liability company (each a “Seller” and together, “Sellers”), General Employment Enterprises, Inc., an Illinois corporation (“Parent”), and Triad Personnel Services, Inc., an Illinois corporation and wholly owned subsidiary of Parent (“Buyer”).

In summary, the Company has agreed to pay Sellers additional cash consideration of between $550,000 and $650,000 depending on payment schedule and 1,100,000 shares of Parent common stock, which at the time was valued at approximately $320,000 for full satisfaction of all amounts owed to Seller, related to the Asset Purchase Agreement.

The Company completed a settlement with WORKERS COMP CLAIMS BWC PREMIUM CLAIMS (“BWC”) with the payment of $56,501.05 on April 15, 2013.  BWC and its agents, attorneys, representatives and assigns, released and forever discharged BMPS, Inc., Triad Personnel Services, Inc., and the Company from any and all claims, rights, demands, actions, causes of action, debts and liabilities, whether fixed or contingent, matured or unmatured, anticipated or unanticipated, known or unknown, arising out of or in any way connected with any successor claim involving RFFG or Cleveland, LLC and Ameritemps owed to the BWC and/or BWC Policy/Risk No. 1570005-01.

Michael Schroering, Chief Executive Officer of General Employment Enterprises, Inc. commented, “Since joining the Company late last year we have been working to clean up the past issues, while also growing the Company.  This hard work is beginning to show in our financial results and with the resolution of these issues.  Management will continue our strategic initiatives that are intended to return General Employment Enterprises to sustained profitability and rapidly grow the Company over the next three years”.

Andrew J. Norstrud, Chief Financial Officer of General Employment Enterprises, Inc., commented, “During tough economic conditions we were able to continue to grow the Company and maintain profitability. Our general and administrative expenses are expected to be significantly higher than usual in the second quarter ended March 31, 2013, due to the significant professional fees incurred, including, but not limited to audit fees, consulting fees and legal fees of more than $500,000”.  Mr. Norstrud also commented, “We are now able to move on to the future and can focus our efforts on our strategic business plan”.

Business Information

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company’s segments consist of the following: (a) professional placement services specializing in the placement of information technology, engineering, and accounting professionals for direct hire and contract staffing, (b) temporary staffing services in the agricultural industry and (c) temporary staffing services in light industrial staffing.

Forward-Looking Statements

The statements made in this press release which are not historical facts, including the preliminary financial results, are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

-Tables Follow-

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,

	2012	2011

NET REVENUES:
Contract staffing services	$12,487	$10,907
Direct hire placement services	2,156	1,873
NET REVENUES	14,643	12,780

Cost of contract services	10,437	9,322
Selling, general and administrative expenses	3,871	3,283
Amortization of intangible assets	79	100

INCOME FROM OPERATIONS	256	75

Interest expense	(70)	(52)

NET INCOME	$186	$23

NET INCOME PER SHARE - BASIC	$0.01	$0.00
NET INCOME PER SHARE - DILUTED	$0.01	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES - BASIC	21,699	21,699
WEIGHTED AVERAGE NUMBER OF SHARES - DILUTED	22,107	21,928

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In Thousands)
	December 31,	September 30,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash	$247	$364
Accounts receivable, less allowances (December - $220; September - $259)	7,611	6,761
Other	216	246
Total current assets	8,074	7,371

Property and equipment, net	563	518
Goodwill	1,106	1,106
Intangible assets, net	2,125	2,204

TOTAL ASSETS	$11,868	$11,199

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term debt	$3,095	$2,404
Accounts payable	121	173
Accrued compensation	2,952	3,068
Other current liabilities	1,216	1,196
Total current liabilities	7,384	6,841

Long-term liabilities	191	253

Commitments and Contingencies

SHAREHOLDERS' EQUITY
Preferred stock; authorized - 100 shares; no par value; issued and outstanding - none	-	-
Common stock, no-par value; authorized - 50,000 shares; issued and outstanding - 21,699 shares at December 31, 2012 and September 30, 2012	10,455	10,453
Accumulated deficit	(6,162)	(6,348)
Total Shareholders' Equity	4,293	4,105

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,868	$11,199